Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CNX Coal Resources LP for the registration of Common Units Representing Limited Partner Interests, Preferred Units Representing Limited Partner Interests, Senior Debt Securities, and Subordinated Debt Securities and to the incorporation by reference therein of our report dated February 8, 2017, with respect to the consolidated financial statements and schedule of CNX Coal Resources LP included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 8, 2017